                                                                    Exhibit 23.6


                                August 20, 2001



LifeMinders, Inc.
13530 Dulles Technology Drive
Suite 500
Herndon, Virginia 20171

We hereby consent to the use of our name and to the description of our opinion letter dated August 19, 2001, under the caption "Opinion of Financial Advisor" in, and to the inclusion of such opinion letter as Annex D to, the Registration Statement S-4 of LifeMinders, Inc. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                   LEGG MASON WOOD WALKER, INCORPORATED
                                   /s/ Legg Mason Wood Walker, Incorporated